QUITMAN BANCORP, INC. ANNOUNCES STOCK REPURCHASE

         Quitman, Georgia-Quitman Bancorp, Inc. (OTC Bulletin Board - QTMB) the parent holding company of Quitman Federal Savings Bank, announced that it has completed the 15% repurchase (99,000 shares) of its common stock that it had previously announced. In addition, the Company has obtain regulatory approval to initiate a new repurchase program of up to 5% or approximately 28,000 shares of the Company's common stock to be purchased in the open market. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

         The Company intends to hold the shares repurchased as treasury shares. The Company may utilize such shares to fund any stock benefit or compensation plan or for any other purpose that the Board of Directors of the Company deems advisable in compliance with applicable law.

         The Company became the holding company for the Bank in April 1998, following its initial public offering at the time of the conversion of Quitman Federal Savings Bank from the mutual to stock form.

         Quitman Federal Savings Bank is a federally chartered savings bank that conducts its business in Brooks County, Georgia from our location in Quitman. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation ("FDIC").